                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]                   [ ] Confidential, for Use of the
Filed by a Party other than the Registrant        Commission Only
[ ]                                           (as permitted by Rule 14a-6(e)(2))

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to section 240.14a-11 or section 240.14a-12


                               BMC Software, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

________________________________________________________________________________


(2) Aggregate number of securities to which transaction applies:

________________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set for the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________

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________________________________________________________________________________

(5) Total fee paid:

________________________________________________________________________________

[ ] Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

________________________________________________________________________________

(2) Form, Schedule or Registration Statement No.:

________________________________________________________________________________

(3) Filing Party:_______________________________________________________________

(4) Date Filed:_________________________________________________________________

BMC SOFTWARE, INC.
2101 CITYWEST BOULEVARD
HOUSTON, TEXAS 77042
(713) 918-8800

(BMC SOFTWARE LOGO)

July 21, 2003

Dear Stockholder:

     BMC Software's Annual Meeting of Stockholders will be held on Thursday, August 21, 2003 at 10:00 a.m. at BMC Software's Headquarters in Houston, Texas. We look forward to your attendance either in person or by proxy. If you received your Annual Meeting materials by mail, the annual report, notice of Annual Meeting, proxy statement and proxy card from BMC Software's Board of Directors (the "Board") are enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the annual report and proxy statement on the Internet at http://www.bmc.com/investors/. We encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by SIGNING UP FOR ELECTRONIC DELIVERY OF BMC SOFTWARE STOCKHOLDER COMMUNICATIONS. For more information, see "Electronic Delivery of BMC Software Stockholder Communications" in the proxy statement.

     At this year's Annual Meeting, the agenda includes the annual election of directors and ratification of the Board's appointment of independent auditors. The Board recommends that you vote FOR election of the director nominees and FOR ratification of the Board's appointment of independent auditors. Please refer to the proxy statement for detailed information on each of the proposals to be considered at the Annual Meeting.

Very truly yours,

/s/ B. GARLAND CUPP
B. Garland Cupp
Chairman of the Board

                               BMC SOFTWARE, INC.
                                 HOUSTON, TEXAS

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 21, 2003
                            10:00 A.M. CENTRAL TIME

To the Stockholders of BMC Software, Inc.:

     The Annual Meeting of Stockholders of BMC Software, Inc., a Delaware corporation (the "Company"), will be held at 2101 CityWest Boulevard, building two, in the auditorium, Houston, Texas, 77042-2827 on August 21, 2003 at 10:00 a.m., Central Daylight Time.

     We are holding the Annual Meeting for the following purposes:

          1. To elect nine directors of the Company, each to serve until the next annual stockholders' meeting or until his or her respective successor has been duly elected or appointed;

          2. To ratify the Board's appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2004; and

          3. To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the meeting.

     These items are fully described in the proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

     Only stockholders of record at the close of business on July 3, 2003 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at BMC Software's offices, 2101 CityWest Boulevard, Houston, Texas 77042 for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call BMC Software Investor Relations at (713) 918-4525 to schedule an appointment.

     To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or
(3) by mail, using the paper proxy card. For further details, see "Voting" and your proxy card or the email you received for electronic delivery of this proxy statement. If you have Internet access, WE ENCOURAGE YOU TO RECORD YOUR VOTE ON THE INTERNET. It is convenient and it saves us significant postage and processing costs.

By Order of the Board of Directors,

/s/ ROBERT H. WHILDEN, JR.
Robert H. Whilden, Jr.
Secretary

July 21, 2003

     THIS PROXY STATEMENT AND THE ANNUAL REPORT TO STOCKHOLDERS WILL BE MADE AVAILABLE ON THE INTERNET AT HTTP://WWW.BMC.COM/INVESTORS/ ON OR ABOUT JULY 21, 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS....................    1
     Electronic Delivery of BMC Software Stockholder
     Communications.........................................    3
     Stockholders Sharing the Same Last Name and Address....    3
     Attending the Annual Meeting...........................    3
     Voting.................................................    3
PROXY STATEMENT.............................................    4
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING..........    5
PROPOSAL ONE: ELECTION OF DIRECTORS.........................    7
     The Board, Board Committees and Meetings...............    8
     Corporate Governance Guidelines........................   10
     Employee Code of Ethics................................   10
     Compensation of Directors..............................   11
PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS..........   12
EXECUTIVE OFFICERS..........................................   13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............   14
SECURITY OWNERSHIP OF MANAGEMENT............................   15
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....   15
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD ON
  EXECUTIVE COMPENSATION....................................   16
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................   19
EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS.....   19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   20
EQUITY COMPENSATION PLANS...................................   21
EXECUTIVE COMPENSATION......................................   23
REPORT OF THE AUDIT COMMITTEE OF THE BOARD..................   24
PERFORMANCE GRAPH...........................................   26
STOCKHOLDER PROPOSALS.......................................   27
ANNUAL REPORT ON FORM 10-K..................................   27
OTHER INFORMATION...........................................   27

ANNEX A -- AUDIT COMMITTEE CHARTER..........................   28

ELECTRONIC DELIVERY OF BMC SOFTWARE STOCKHOLDER COMMUNICATIONS

     If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by SIGNING UP TO RECEIVE YOUR BMC SOFTWARE STOCKHOLDER COMMUNICATIONS VIA E-MAIL. With electronic delivery, you will be notified via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery during the voting period please use the following instructions:

     If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at http://www.proxyvote.com and providing your e-mail address after you vote. Your election to view these documents over the Internet will remain in effect until you elect otherwise. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

     Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call BMC Software Investor Relations at (713) 918-4525.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

     In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

     If you received a householded mailing this year and would like to opt out of this practice for future mailings, please call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s). If you revoke your consent, you will be removed from the Householding program within 30 days of receipt of your revocation and each stockholder at your address will receive individual copies of our disclosure documents.

     You may also contact the Company if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future. If you would like to have additional copies of our annual report and proxy statement mailed to you, please call BMC Software Investor Relations at
(713) 918-4525.

ATTENDING THE ANNUAL MEETING

     The Annual Meeting will be held at 10:00 a.m. Central Time on Thursday, August 21, 2003 at the Company's headquarters, building two, in Houston, Texas. When you arrive at BMC Software's campus, signs will direct you to the appropriate meeting room. Please note that the doors to the meeting room will not be open until 9:15 a.m. You need not attend the Annual Meeting to vote.

VOTING

     To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. If you have Internet access, WE ENCOURAGE YOU TO RECORD YOUR VOTE ON THE INTERNET. It is convenient and it saves us significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. For further instructions on voting, see your proxy card or the e-mail you received for electronic delivery of this proxy statement. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the Annual Meeting.

                               BMC SOFTWARE, INC.
                            2101 CITYWEST BOULEVARD
                           HOUSTON, TEXAS 77042-2827

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 21, 2003

     This proxy statement is furnished to the stockholders of BMC Software, Inc. in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board"). The proxies are to be voted at the 2003 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 2101 CityWest Boulevard, Building Two, in the auditorium, Houston, Texas 77042-2827, at 10:00 a.m., Central Daylight Time, on August 21, 2003, and any adjournment thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about July 21, 2003.

     As of July 3, 2003, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 227,414,175 shares of the common stock, $.01 par value, of the Company (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A majority of the outstanding shares will constitute a quorum.

     Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees named herein to the Board, and FOR the ratification of the Board's appointment of Ernst & Young LLP as the independent auditors for the Company.

     The Company's annual report to stockholders containing financial statements for the fiscal year ended March 31, 2003, accompanies this proxy statement. Stockholders are referred to the annual report for financial and other information about the activities of the Company. The annual report is not incorporated by reference into this proxy statement and is not deemed to be a part hereof.

               QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.  WHAT IS A PROXY?

    It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. As is our usual practice, Robert E. Beauchamp, President, Chief Executive Officer and a Director of the Company, and Robert H. Whilden, Jr., Senior Vice President, General Counsel and Secretary of the Company, have been designated as proxies for the 2003 Annual Meeting.

2.  WHAT IS A PROXY STATEMENT?

    It is a document that the regulations of the Securities and Exchange Commission require us to give you when we ask you to sign a proxy card designating Robert E. Beauchamp and Robert H. Whilden, Jr. each as proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures including information about our Board and officers.

3. WHAT IS THE DIFFERENCE BETWEEN A STOCK OWNER OF RECORD AND A STOCK OWNER WHO HOLDS STOCK IN STREET NAME?

        (a) If your shares are registered in your name, you are a stockholder of record.

        (b) If your shares are in the name of your broker or bank, your shares are held in street name.

4.  WHAT DIFFERENT METHODS CAN YOU USE TO VOTE?

        (a) By Internet Proxy: All stockholders of record as of July 3, 2003 can have their shares voted by proxy by the Internet, using the procedures and instructions described on the proxy card. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time, on August 20, 2003.

        (b) By Telephone Proxy: All stockholders of record as of July 3, 2003 can also have their shares voted by proxy by touchtone telephone from the U.S. and Canada, using the tollfree telephone number on the proxy card.

            Street name holders may also vote by telephone or the Internet using the instructions included on the vote instruction form enclosed. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders' identities, to allow share owners to vote their shares and to confirm that their instructions have been properly recorded.

        (c) By Written Proxy: All stockholders of record as of July 3, 2003 can also vote by written proxy card.

        (d) In Person: All stockholders of record as of July 3, 2003 may vote in person at the Annual Meeting.

5.  WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

    The record date for the 2003 Annual Meeting is July 3, 2003. The record date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the record date are entitled to:

        (a) receive notice of the Annual Meeting, and

        (b) vote at the Annual Meeting and any adjournments or postponements of the meeting.

6.  HOW CAN YOU REVOKE A PROXY?

    A stockholder can revoke a proxy prior to the completion of voting at the Annual Meeting by: giving written notice to the Secretary of the Company, delivering a later-dated proxy (via the Internet, by telephone or by written proxy card), or voting in person at the Annual Meeting.

7. WHAT ARE YOUR VOTING CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

    In the vote on the election of nine director nominees to serve until the 2004 Annual Meeting, stockholders may:

        (a) vote in favor of all nominees,

        (b) vote to withhold votes as to all nominees, or

        (c) vote to withhold votes as to specific nominees.

    The nominees receiving votes of a majority of the shares represented at the Annual Meeting in person or by proxy will be elected as directors. Stockholders may not cumulate their votes in the election of directors.

    The Board recommends a vote "FOR" each of the nominees.

8. WHAT ARE YOUR VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE BOARD'S APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR APPOINTMENT?

    In the vote on the ratification of the Board's appointment of Ernst & Young LLP as independent auditors, stockholders may:

        (a) vote in favor of the ratification,

        (b) vote against the ratification, or

        (c) abstain from voting on the ratification.

    The proposal to ratify the Board's appointment of Ernst & Young LLP as independent auditors will require approval by votes of a majority of the shares represented at the Annual Meeting in person or by proxy.

    The Board recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

9. WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

    Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all director nominees, and FOR the proposal to ratify the Board's appointment of Ernst & Young LLP.

10.  HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

    Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and will have the same effect as a vote against the proposals, whereas broker non-votes are not counted for purposes of determining if a proposal has been approved.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The size of the Company's Board is currently set at nine, and the nine current Board members are the Board's nominees for the upcoming election of directors. Eight of the director nominees are independent directors, as defined in the applicable rules for companies listed on the New York Stock Exchange ("NYSE"), and the other director nominee is the Company's President and Chief Executive Officer. Each director serves a one-year term, as described below, with all directors subject to annual election. Each of the nominees listed below was elected by the stockholders at the last annual meeting, other than Ms. O'Neil who is standing for election to the Board for the first time. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by the Company and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The nominees receiving votes of a majority of the shares represented at the Annual Meeting in person or by proxy will be elected as directors. Stockholders may not cumulate their votes in the election of directors.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING
NOMINEES.

                                                                                     DIRECTOR
NAME                              AGE      POSITION AND OFFICES OF THE COMPANY        SINCE
----                              ---      -----------------------------------       --------
B. Garland Cupp................   62    Chairman of the Board                          1989
Robert E. Beauchamp............   43    Director, President and Chief Executive        2001
                                        Officer
Jon E. Barfield................   51    Director                                       2001
John W. Barter.................   56    Director                                       1988
Meldon K. Gafner...............   55    Director                                       1987
L. W. Gray.....................   66    Director                                       1991
Kathleen A. O'Neil.............   51    Director                                       2002
George F. Raymond..............   66    Director                                       1987
Tom C. Tinsley.................   50    Director                                       1997

     Mr. Cupp was employed by the American Express Corporation from 1978 to 1995 in various executive positions. His last position before retiring in 1995 was Executive Vice President -- TRS Technologies and Chief Information Officer at the Travel Related Services subsidiary of American Express Corporation. Mr. Cupp is currently a private investor. Mr. Cupp is a director of two private companies: Apex Mortgage Company, a bank holding company, and Edmond Bank and Trust Company.

     Mr. Beauchamp has served as President and Chief Executive Officer of the Company since January 2001. From August 1997 to January 2001, he served as Senior Vice President, Research & Development and as Senior Vice President, Product Management and Development. He has been employed by the Company since 1988, when he joined the Company as a senior sales representative. During his employment with the Company he has served in various senior sales, marketing and strategic planning positions. Mr. Beauchamp is a director of National-Oilwell, Inc., a public company.

     Mr. Barfield has served since 1995 as the Chairman and Chief Executive Officer of The Bartech Group, Inc., one of the nation's largest minority-owned professional staffing firms specializing in engineering, information technology
(IT), administrative outsourcing services, and IT solutions consulting and services through Bartech's PILLAR Technology Group division. Mr. Barfield is a director of the following public companies: National City Corporation, Tecumseh Products Company and Granite Broadcasting Corporation.

     Mr. Barter is a private investor. He served as a director of Kestrel Solutions, Inc., a private company, from October 1998 to May 2001 and as CFO from January 2000 to May 2001. Mr. Barter was employed from 1977 until his retirement in December 1997 with AlliedSignal, Inc. in various financial and executive capacities. From July 1988 to September 1994 he served as Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., and from October 1994 to December 1997 he served as Executive Vice President of AlliedSignal, Inc. and President of AlliedSignal Automotive. Mr. Barter is a director of the following public companies:
Bottomline Technologies, Inc. and SRA International, Inc.

     Mr. Gafner is the Chief Executive Officer of the Farsight Group, a company that specializes in advanced communications equipment and consulting. Mr. Gafner served as Chairman of the Board of Kestrel Solutions from April 1997 to June 2001. He was President, Chief Executive Officer and Chairman of the Board of Comstream Corporation, a manufacturer of high-speed satellite earth stations for data distribution, from July 1988 to July 1997.

     Mr. Gray is a private investor. He was employed from 1961 to 1987 by the International Business Machines Corporation ("IBM") in various executive capacities including President, National Marketing Division. He was a corporate vice president of IBM from 1983 to 1987.

     Ms. O'Neil is the President and Chief Executive Officer of Liberty Street Advisors, LLC, a company that she founded in 2001. Liberty Street Advisors, LLC advises public and private companies on corporate governance, risk management, strategy development, infrastructure needs, leadership alignment and execution of change initiatives. Prior to her work at Liberty Street Advisors, Ms. O'Neil was employed at IBM as general manager of the company's global financial markets infrastructure group from January to September 2001. Prior to joining IBM, Ms. O'Neil served for 24 years at the Federal Reserve Bank of New York. She is vice chairman of the board of directors of John Carroll University and chairs the Women's Economic Round Table.

     Mr. Raymond is a private investor and President of Buckland Corporation, a private consulting company. He founded Automatic Business Centers, Inc. ("ABC"), a payroll processing company in 1972 and sold the company to CIGNA Corporation ("CIGNA") in 1983. Mr. Raymond and other members of ABC's management repurchased ABC in 1986 from CIGNA and sold ABC to Automatic Data Processing Corporation in 1989. Mr. Raymond is a director of the following public companies: Atlantic Data Services, Inc., Concord EFS, Inc., DocuCorp International, Inc., and Emtec, Inc.

     Mr. Tinsley has been a Partner with General Atlantic Partners, a private equity investment firm, since February 2001 and served as a Special Advisor to the firm from September 1999 until becoming a partner. Mr. Tinsley joined Baan Company N.V., in November 1995 as President and Chief Operating Officer. He was appointed President and Chief Executive Officer in July 1998 and served in that position until June 1999. Prior to joining Baan, he was a Director at McKinsey & Company, Inc., where he was employed for eighteen years. Mr. Tinsley is a director of several private technology companies.

     Mr. Barter and Mr. Gafner each previously served as a director and officer of Kestrel Solutions, a privately-owned early stage company created to develop and bring to market a new product in the telecommunications industry, which filed a voluntary petition for bankruptcy protection in October 2002. Mr. Barter and Mr. Gafner resigned their positions with Kestrel Solutions in May 2001 and June 2001, respectively. The Board does not believe that these events are material to an evaluation of the qualifications of either Mr. Barter or Mr. Gafner.

THE BOARD, BOARD COMMITTEES AND MEETINGS

     Corporate governance is typically defined as the system that allocates duties and authority among a company's stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company's governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer (CEO); and management runs the company's day-to-day operations. Our Board currently consists of nine directors as described in "Proposal 1: Election of Directors." The current Board members and nominees for election include eight independent directors, as defined by the rules of the NYSE, and BMC Software's President and Chief Executive Officer. The Board's principal responsibility is to promote the best interests of the Company's stockholders by providing guidance and oversight for the management of the Company's business and affairs.

     The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions for the independent directors to meet without management present. The Board met twelve times in fiscal 2003. No Board member attended fewer than 75% of the total number of meetings of the Board.

     The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance and Nominating Committees. Each of these committees has a written charter approved by the Board. The members of the committees are identified in the following table.

                                                                  CORPORATE
DIRECTOR                                 AUDIT    COMPENSATION    GOVERNANCE    NOMINATING
--------                                 -----    ------------    ----------    ----------
B. Garland Cupp........................           X                             X
Jon E. Barfield........................  X                        X
John W. Barter.........................  X                        Chair         X
Meldon K. Gafner.......................           Chair
L. W. Gray.............................           X                             X
Kathleen A. O'Neil.....................  X                        X
George F. Raymond......................  Chair
Tom C. Tinsley.........................           X                             Chair

     As a non-independent director, Mr. Beauchamp does not serve on any of the Board committees.

     Audit Committee. The Audit Committee has been established to assist the Board in fulfilling its responsibility to oversee (i) the quality and integrity of the Company's financial statements and the process that produces them, (ii) the Company's compliance with legal and regulatory requirements, (iii) the quality and integrity of the Company's risk management process and (iv) the qualifications and independence of the independent auditors. The Audit Committee also oversees the performance of the Company's internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent auditors. The Audit Committee operates pursuant to a charter, attached as Annex A to this proxy statement and which can be viewed on our website at http://www.bmc.com/investors. The Board has determined that each of the members of the Audit Committee qualifies as an "audit committee financial expert" as defined by the regulations of the Securities and Exchange Commission
(SEC). The Audit Committee held ten meetings in fiscal 2003, and each of the members attended at least 75% of the meetings.

     Compensation Committee. The Compensation Committee's function is to support the Board in fulfilling its oversight responsibilities relating to senior management performance, compensation and succession. In this regard, the Board and Compensation Committee align total compensation for the CEO and other senior executives with the long-term interests of stockholders. The Compensation Committee operates pursuant to a charter, which can be viewed on our website at http://www.bmc.com/investors. The Compensation Committee held nine meetings in fiscal 2003, and each of the members attended at least 75% of the meetings.

     Corporate Governance Committee. The Corporate Governance Committee was established by the Board in fiscal 2003 to ensure that the Board governance system performs well. The duties of the Corporate Governance Committee include annually reviewing and reassessing the adequacy of the Company's corporate governance guidelines, managing the Board's annual evaluation process, monitoring director independence and overseeing outside director compensation. The Corporate Governance Committee operates pursuant to a charter, which can be viewed on our website at http://www.bmc.com/investors. The Corporate Governance Committee held six meetings in fiscal 2003, and each of the members attended at least 75% of the meetings.

     Nominating Committee. The Nominating Committee's function is to assist the Board in maintaining an effective Board membership. The duties of the Nominating Committee include assessing the appropriate balance of skills, characteristics and perspectives required of an effective Board, identifying, screening and recommending qualified director candidates and periodically reassessing the adequacy of the Board's size. The Nominating Committee operates pursuant to a charter, which can be viewed on our website at http://www.bmc.com/investors. The Nominating Committee held four meetings in fiscal 2003, and each of the members attended at least 75% of the meetings. Stockholders wishing to recommend director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and giving the recommended candidate's name, biographical data and qualifications.

CORPORATE GOVERNANCE GUIDELINES

     The Board has adopted Corporate Governance Guidelines, and the Board's Corporate Governance Committee is responsible for overseeing the guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The guidelines can be viewed on our website at http://www.bmc.com/investors. Among other matters, the guidelines include the following:

          - Membership will be predominantly non-employee directors who, at a minimum meet the criteria for independence required by the NYSE.

          - The Board has adopted additional independence criteria set forth in the Guidelines.

          - Each regularly scheduled Board meeting will include an executive session of independent directors.

          - The Board conducts an annual evaluation of itself, its committees and each individual director.

          - The Board prefers that the roles of Chairman of the Board and CEO be held by separate individuals, but if the Board ever decides to vest the role of Chairman in the CEO, then the Board will appoint an independent director as Presiding Director.

          - The Board expects the Company's directors and officers to exhibit the highest standards of ethical behavior and to set an ethical tone for the Company.

          - To effectively discharge their oversight duties, the Board has direct access to management.

          - Members of the Board are elected annually by the stockholders.

          - Generally, a director will not be nominated to a new term if he or she would be age 70 or older at the time of the election; provided, that such director has had the opportunity to serve at least five years as a director.

          - The Board is committed to a diversified membership.

EMPLOYEE CODE OF ETHICS

     The Board has adopted a Professional Conduct Policy and Code of Ethics for the Company. The Board requires all directors, officers and employees to adhere to this policy and code of ethics in addressing the legal and ethical issues encountered in conducting their work. This includes the Company's principal executive officer and principal financial and accounting officer. A copy of this policy and code of ethics can be viewed at our website at http://www.bmc.com. Among other matters, this policy and code of ethics is designed to deter wrongdoing and to promote:

          - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

          - full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

          - compliance with applicable governmental laws, rules and regulations;

          - the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

          - accountability for adherence to the code.

COMPENSATION OF DIRECTORS

     It is the general policy of the Board that compensation for independent directors should be a mix of cash and equity-based compensation. Employee directors are not paid for Board service in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company in addition to their Board compensation.

     During fiscal 2003, directors who were not employees of the Company ("non-employee directors") received an annual retainer of $35,000. Other than the Chairman of the Audit Committee, each committee chair received an additional annual retainer of $3,000, and the Chairman of the Audit Committee received an additional annual retainer of $6,000. During fiscal 2003, each non-employee director also received a $3,000 fee for each Board meeting attended in person and a $1,000 fee for each Committee meeting attended in person, other than Audit Committee Meetings. Members of the Audit Committee received a $2,000 fee for each Audit Committee meeting attended in person. In addition, non-employee directors received a $1,000 fee per day for days spent, outside of Board or committee meetings, working at the Company on Board matters or traveling on Board matters.

     Following their election by the Company's stockholders at last year's annual meeting and pursuant to the Company's 2002 Nonemployee Director Stock Option Plan, each non-employee director received a stock option to purchase 30,000 shares of Common Stock and the Chairman of the Board received a stock option to purchase 50,000 shares of Common Stock. Ms. O'Neil, who was appointed as a director in November 2002, also was granted a stock option to purchase 40,000 shares of Common Stock at the time of her appointment. The exercise price of the options was set based on the fair market value of the Common Stock on the date of grant, and each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In 2002, the Board adopted a requirement that each non-employee director own 5,000 shares of Common Stock by the later of: (i) the fifth anniversary after adoption of this requirement or (ii) a director's fifth anniversary of joining the Board.

     Non-employee directors are reimbursed for all travel and related expenses incurred in connection with their Board service.

     The directors and Corporate Governance Committee of the Board periodically review BMC's director compensation practices and compare them against the practices of a selected peer group of technology companies. The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving the Company but should not be so great as to compromise independence. In late fiscal 2003, the Board, through its Corporate Governance Committee, conducted a comprehensive review of the Company's compensation practices for non-employee directors. The Corporate Governance Committee hired director compensation consultants from Pearl Meyer & Partners to assist in this review. Following this review and based upon the recommendations of the Corporate Governance Committee, the Board approved several changes to non-employee director compensation for fiscal 2004. In consideration of the additional responsibilities of the position, the independent Chairman of the Board will receive an annual retainer of $105,000 (in lieu of the $35,000 director retainer). The Board has eliminated the medical and dental coverage benefit for non-employee directors effective April 2003; provided, that non-employee directors currently participating in the Company's medical and/or dental plans on the same basis as employees may continue to participate on these terms until August 2005, provided they remain directors of the Company during such time. Following the Annual Meeting and assuming that each director is elected to serve as a director for a one-year term at the Annual Meeting, each non-employee director will be granted a stock option to purchase 30,000 shares of Common Stock and the Chairman of the Board will be granted a stock option to purchase 50,000 shares of Common Stock. The exercise price of these options will be the fair market value of the Common Stock on the date of grant, and each option will have a ten-year term and will become fully exercisable on the one-year anniversary of the grant date. Upon ceasing to be a member of the Board, each director will be entitled to continue to hold and exercise these stock options for up to three years. Upon joining the Board, a new director appointed to fill a vacancy or elected by the Board will be granted a stock option to purchase the pro rata portion of 30,000 shares of Common Stock based upon the number of quarters served prior to the next annual meeting of stockholders at which time the new director would stand for election by the Company's stockholders. The Board believes that the Company's total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of the Company's non-employee directors.

               PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

     On March 19, 2002, we dismissed Arthur Andersen LLP ("Andersen") as our independent auditors and engaged Ernst & Young LLP as our independent auditors. The decision to change independent auditors was recommended by the Audit Committee and was approved by the Board. Andersen's reports on the Company's consolidated financial statements for the two fiscal years prior to Andersen's dismissal did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal years 2000 and 2001 and the period from April 1, 2001 through March 19, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their reports on the Company's consolidated financial statements and schedule for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K. We have previously provided Andersen with a copy of the foregoing disclosures. Andersen's letter stating its agreement with such statements was filed with the SEC as Exhibit 16 to our current report on Form 8-K dated as of March 19, 2002. During fiscal years 2000 and 2001 and the period from April 1, 2001 through March 19, 2002, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304
(a)(2)(i) and (ii) of Regulation S-K.

     The Audit Committee of the Board has appointed Ernst & Young LLP as the Company's independent auditors to audit its consolidated financial statements for fiscal 2004. For 2003, Ernst & Young LLP served as the Company's independent auditors and also provided certain tax services. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

     Representatives of Ernst & Young LLP will attend the Annual Meeting and will be available to respond to questions and, if they desire, to make a statement.

RECOMMENDATION OF THE BOARD

     THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

AUDITOR FEES

  Audit Fees

     Fees for audit services totaled approximately $1,990,000 in fiscal 2003 and approximately $943,000 in fiscal 2002, including fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q and statutory audits required internationally.

  Audit-Related Fees

     Fees for audit-related services totaled approximately $554,000 in fiscal 2003 and approximately $59,000 in fiscal 2002. Audit-related services principally include due diligence in connection with acquisitions and accounting consultations.

  Tax Fees

     Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $667,000 in fiscal 2003 and approximately $426,000 in fiscal 2002.

  All Other Fees

     The Company did not engage Ernst & Young LLP on any other matters not otherwise included in the above categories in either fiscal 2003 or 2002.

     In April 2003, the Audit Committee of the Board adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to the Company by its independent auditor. In accordance with this policy, the Audit Committee has given its approval for the provision of audit services by Ernst & Young LLP for fiscal 2004 and has also given its approval for up to a year in advance for the provision by Ernst & Young LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget. Any proposed services to be provided by the independent auditor not covered by one of these approvals, including proposed services exceeding pre-approved budget levels, will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

                               EXECUTIVE OFFICERS

     Certain information concerning the Company's executive officers as of the date of this proxy statement is set forth below, except that information concerning Mr. Beauchamp is set forth above under "Proposal One: Election of Directors."

NAME                                    AGE                  POSITION
----                                    ---                  --------
Jerome Adams..........................  57    Senior Vice President of
                                              Administration
Dan Barnea............................  58    Senior Vice President of Research &
                                              Development
Darroll Buytenhuys....................  55    Senior Vice President of Worldwide
                                              Sales, Services & Marketing
Jeffrey S. Hawn.......................  39    Senior Vice President of Operations
Robert H. Whilden, Jr.................  68    Senior Vice President, General Counsel
                                              and Secretary
John W. Cox...........................  44    Vice President, Chief Financial
                                              Officer and
                                              Chief Accounting Officer
Stephen B. Solcher....................  42    Vice President, Treasurer

     Mr. Adams joined the Company in August 2002 as Senior Vice President of Administration. From 1999 to 2002, Mr. Adams held the position of General Manager, Corporate Services for Shell Oil Company responsible for the development of the Shell Oil Company Learning Center and working with the Shell Oil Company Leadership council on the transformation and blueprint for success, and was a member of the Shell Oil executive leadership team. From 1995 to 1999 he served in various positions for Shell Oil Company. Before joining Shell in 1995, Mr. Adams served as Vice President, Organization Development, Compensation and Benefits at USF&G. In addition, he was a tenured research professor at the U.S. Military Academy at West Point from 1977 to 1987.

     Mr. Barnea was appointed Senior Vice President of Research & Development in January 2002. Mr. Barnea joined the Company in April 1999 when the Company acquired New Dimension Software, Ltd. and served as Senior Vice President, Operations from January 2001 until January 2002. From June 1995 until the acquisition by the Company, he served as Chief Executive Officer of New Dimension Software, Ltd.

     Mr. Buytenhuys was appointed Senior Vice President of Worldwide Sales, Services & Marketing in January 2002. Mr. Buytenhuys joined the Company in April 1999 when the Company acquired New

Dimension Software, Ltd. He served as Senior Vice President, Field Operations - International from January 2000 until January 2002. He served as Vice President, IT Process Automation from April 1999 to January 2000. From 1997 until the acquisition by the Company, he served as President of New Dimension Software, Inc., the United States subsidiary of New Dimension Software, Ltd.

     Mr. Hawn was appointed Senior Vice President of Operations in January 2002. Mr. Hawn joined the Company in July 2000 and served as Senior Vice President, BMC Ventures until January 2002. From 1995 to July 2000, Mr. Hawn was a partner with McKinsey & Company, a leading management consulting firm. Before joining McKinsey & Company in 1990, Mr. Hawn was with First Boston Corporation's investment banking group.

     Mr. Whilden joined the Company in January 2000 as Senior Vice President, General Counsel. Mr. Whilden was elected Secretary on September 8, 2000. Prior to joining the Company, he had been a partner with the law firm of Vinson & Elkins, LLP in Houston, Texas for more than five years specializing in corporate finance and securities law.

     Mr. Cox was appointed Chief Financial Officer in January 2002 after serving in this position on an acting basis since January 2001. He was appointed Vice President, Chief Accounting Officer in December 1999. He has been employed by the Company since 1989, when he joined the Company as manager of taxation. During his employment with the Company, he has served in various senior taxation and finance positions, including Vice President of Taxation and Investor Relations.

     Mr. Solcher joined the Company as Assistant Treasurer in September 1991 and has served as Treasurer since April 1992 and Vice President, Treasurer since 1998.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of July 3, 2003 (or as of such other date indicated below) certain information regarding beneficial ownership of the Common Stock by each stockholder known by the Company to be the beneficial owner of more than five percent of its Common Stock.

                                                                  COMMON
                                                                  STOCK
                                                               BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNED       PERCENT
------------------------------------                           ------------   -------
Putnam, LLC d/b/a Putnam Investments(1).....................    25,817,618     10.9%
  One Post Office Square
  Boston, MA 02109
Barclays Private Bank and Trust Limited (Sussie)(2).........    14,451,137     6.14%
  10 rue d'Italie
  CH-1204 Geneva, Switzerland

---------------

(1) The number of shares beneficially owned by Putnam, LLC d/b/a Putnam Investments ("Putnam") is based on an Amendment to Schedule 13G filed by Putnam on February 5, 2003. Shares beneficially owned by Putnam include shares beneficially owned by Marsh & McLennan Companies, Inc., Putnam Investment Management, LLC and The Putnam Advisory Company, LLC.

(2) The number of shares beneficially owned by Barclays Private Bank and Trust Limited (Sussie) ("Barclays") is based on a Schedule 13G filed by Barclays on February 10, 2003. Shares owned, or beneficially owned, by Barclays include shares owned by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Trust and Banking Company (Japan) Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC and Barclays Capital Securities Limited.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table states the number of shares of Common Stock beneficially owned, as of July 3, 2003, by each current director, by each Named Executive Officer and by all directors and executive officers as a group. No individual director or executive officer beneficially owned more than one percent of the outstanding shares of Common Stock. As a group, the directors and executive officers beneficially owned 2.04% of the outstanding Common Stock.

                                                                         SHARES COVERED BY
                                                                            EXERCISABLE
NAME                                                      SHARES OWNED      OPTIONS(1)
----                                                      ------------   -----------------
Jon E. Barfield.........................................      1,795             27,500
John W. Barter..........................................     64,000            172,500
Robert E. Beauchamp.....................................    112,093          1,460,028
B. Garland Cupp.........................................     29,483            217,500
Meldon K. Gafner........................................          0            192,500
L. W. Gray..............................................     10,000            219,500
Kathleen O'Neil.........................................          0                  0
George F. Raymond.......................................      9,525            188,625
Tom C. Tinsley..........................................     10,000            132,500
Dan Barnea..............................................     40,000            429,166
Darroll Buytenhuys......................................     40,000            357,166
Jeffrey S. Hawn.........................................     50,000            419,166
Robert H. Whilden, Jr...................................     13,895            253,333
All directors and executive officers as a group (16
  persons)..............................................    399,732          4,325,872

---------------

(1) These are shares that may be acquired upon the exercise of stock options exercisable on or within sixty days after July 3, 2003 under the Company's stock option plans.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of Common Stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to
Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file related to Company stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of Common Stock by certain family members are covered by these reporting requirements. As a matter of practice, the Company's administrative staff assists its directors and executive officers in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

     Based solely on a review of the copies of such forms in its possession, and on written representations from certain reporting persons, the Company believes that during fiscal 2003, all of its executive officers and directors filed the required reports on a timely basis under Section 16(a), except that a Form 4 was not timely filed reflecting the cancellation of underwater stock options by Stephen Solcher pursuant to the Company's offer to exchange options. A corrective filing has since been made.

               REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                           ON EXECUTIVE COMPENSATION

     Our report covers the following topics:

          - Role of the Compensation Committee

          - Executive Compensation Guiding Principles

          - Components of the Executive Compensation Program

          - Compensation of the Chief Executive Officer

ROLE OF THE COMPENSATION COMMITTEE

     The Compensation Committee administers the Company's executive compensation program. Our committee, which is composed of four non-employee independent directors, is responsible for overseeing and evaluating senior management performance, compensation and succession. A more expansive list of the committee's responsibilities can be found in the committee's charter which can be viewed on the Company's website at http://www.bmc.com/investors. In carrying out our role, we periodically conduct reviews of compensation practices. We annually benchmark the ongoing competitiveness of the Company's compensation programs to evaluate whether they are achieving the desired goals and objectives summarized in this report. We also review the performance of the senior management team and establish individual compensation levels for each member, having considered the advice of independent, outside consultants in determining whether the amounts and types of compensation the Company provides its senior leaders are appropriate.

     An extensive study of our compensation philosophy and programs was conducted during the second half of fiscal 2003. With the assistance of Mercer Human Resource Consulting, independent advisors, we evaluated our programs and policies against current and emerging competitive practice, alignment with business strategy and against emerging legal and regulatory developments. As a result of this study and the input received, we have made some modifications to our overall program, and to specific plans. Those changes will be discussed throughout the balance of our report.

EXECUTIVE COMPENSATION GUIDING PRINCIPLES

     The goal of our compensation program is to attract, motivate and retain the highly talented individuals the Company needs to deliver innovative solutions and services to our customers. To this end, we seek to align total compensation for the CEO and other senior executives with the long-term interests of stockholders. The following principles influence the design and administration of our compensation program:

  Compensation should be related to performance

     We believe that an executive's compensation should be tied not just to how the individual executive performs, but also to how well the Company performs against financial goals and objectives. When the Company's performance is better than the objectives set for the performance period, employees should be paid more and when the Company's performance does not meet one or more of the key objectives, incentive compensation payouts should reflect this failure to perform. To this extent, our committee measures the Company's performance in three ways. First, we measure and reward for operating performance against certain financial and operating objectives. Second, we measure the Company's total stockholder return against the returns of a selected peer group of software companies. Third, we measure and reward for absolute performance delivered to our stockholders. Our committee also incorporates data and forecasts, both internal and external to ensure the appropriateness of the goals set for the Company.

  Incentive compensation should balance short and long-term performance

     Through the design of our compensation program, we look to balance the focus of executive management on achieving strong short-term results in a manner that will ensure the Company's long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, we have developed both short-term and long-term incentives.

  Compensation levels should be competitive

     To achieve the above goals, we review compensation data from several public and independent sources to ensure that our total compensation program is competitive. Companies selected for the survey are those with whom we compete for executive talent. We target overall executive compensation to deliver pay levels that are competitive with the comparison group of publicly held software companies. If we achieve a set of aggressive and challenging goals and objectives designed to increase stockholder value, our executive officers have the opportunity to earn above-market compensation.

  We seek to maximize the tax deductibility of compensation as appropriate

     It is also our goal whenever possible to design the compensation paid to the Company's Chief Executive Officer and four other most highly compensated executive officers to qualify as performance based and therefore be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. We have structured most of our compensation plans so that amounts paid under those plans will be fully deductible. However, some of the compensation cannot be deducted including salary, the value of perquisites and certain bonus payments to the extent that the total annual value of these compensation components exceeds $1 million. Based on the complexity of our business and the rapidly changing nature of our industry, as well as the continued competitive market for outstanding leadership talent, we believe it is appropriate to provide that compensation, even though it may not be fully tax-deductible.

COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM

     The three primary components of the executive compensation program are: base salary, short-term incentives and long-term incentives.

  Base Salary

     Our goal is to set base salaries for executive officers at levels that are competitive with similar positions at other comparable companies. While we conduct surveys annually, we usually adjust salaries for those at a senior level either when our surveys show a significant deviation versus market or to recognize outstanding individual performance. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package, especially for our senior leaders when the Company is achieving its aggressive goals.

     For fiscal 2004, only minor market adjustments were made to certain of the senior executives' salaries as we focused on pay-for-performance and incentive pay opportunities.

  Short-term Incentives

     We designed the short-term bonus component of incentive compensation to align officer pay with the quarterly performance of the Company. In fiscal 2003, the measures for quarterly incentives were based on corporate financial performance as measured by earnings per share and management team performance in achieving growth in the Company's high potential business units, new product license revenue, ratable revenue and maintenance revenue. In awarding bonuses for fiscal 2003, we took into account the fact that the Company achieved some, but not all, of the financial and management team objectives. We also considered the senior executives' leadership roles in successfully executing the Company's acquisition of the Remedy(R) business.

     For fiscal 2004, we have adopted a new short-term incentive program which focuses the quarterly incentives on the Company's earnings per share excluding special items.

  Long-term Incentives

     In recent years, we have chosen to use stock options as the primary form of long-term incentives. We believe that awards of stock options are in the best interests of the Company's stockholders and that they are highly motivational and further align employees with stockholder interests. We generally make grants of stock options to officers once a year. These annual grants have an exercise price equal to the fair market value of a share of Common Stock on the day we grant the options. Historically, these option grants generally vest within four years and expire ten years from the date of the grant. Target grant guidelines are developed based on our market compensation benchmarking. Actual grants awarded to individuals are adjusted based on each officer's individual performance, retention considerations and other special circumstances.

     Effective for fiscal 2004, several changes are being implemented to our long-term incentive program as a result of the compensation philosophy and programs review discussed earlier in this report.

     To replace a portion of the long-term incentive previously provided in the form of stock option grants, we have adopted a new long-term incentive plan for the senior officers of the Company. Under this plan, participants are eligible to receive a cash payment for relative stock performance over a long-term period. Under the plan, the first two performance periods will be eighteen months and three years from the beginning of fiscal 2004 with successive three-year performance periods beginning each fiscal year thereafter. This new long-term plan is designed to focus the senior officers on total stockholder return by measuring the Company's total stockholder return against the returns of a peer group of companies with higher payouts under the plan awarded for achieving higher relative returns than the peer group.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The compensation for the Company's CEO is comprised of base salary, cash incentives and longer-term equity incentives as described above. In determining the CEO's compensation, we consider the Company's overall performance, including achievement of the operational targets discussed above and investor return. We also consider Mr. Beauchamp's individual performance, vision and leadership, and market survey data for peer group companies. Based upon these factors, we established Mr. Beauchamp's base salary for fiscal 2003 at $600,000, unchanged from the prior year despite being below market competitive. This decision was made to focus the CEO's compensation package more heavily towards performance-based incentives consistent with our executive compensation guiding principles. Mr. Beauchamp participates in the short-term incentive plan described above and was awarded cash bonuses totaling $1,100,050 based on achievement of financial and operational targets described above as well as for exceptional performance related to the Company's acquisition of the Remedy business.

     Mr. Beauchamp participates in the long-term incentive plan described above. Because the three-year cash incentive program begins in fiscal 2004, there were no payouts under this plan in fiscal 2003. In fiscal 2003, Mr. Beauchamp was granted an option to purchase an aggregate of 875,000 shares at an exercise price of $16.595 per share. The shares subject to this option vest 25% per year over a four-year period. In addition, as part of the long-term incentive program, on April 29, 2003 Mr. Beauchamp was granted an option to purchase an aggregate of 580,000 shares at an exercise price of $14.935 per share. The shares subject to this option vest 6.25% per three-month period over a four-year period. In awarding these grants, we considered Mr. Beauchamp's performance in leading the Company and an assessment of equity grants made to CEOs of other peer group companies. These grants are intended to maintain Mr. Beauchamp's compensation at a competitive level and to align his interests with those of our stockholders.

CONCLUSION

     In fulfilling the charter of the Compensation Committee, the undersigned members of the committee are satisfied that the fiscal 2003 executive compensation was consistent with stockholder interests and believe that the fiscal 2004 compensation plan continues to encapsulate stockholder interests. With the advice of independent advisors, we designed the fiscal 2004 compensation plan with consideration for the current executive compensation environment, the needs of the business and alignment with stockholder interests. We will continue to monitor the external environment and manage the plan with rigor to ensure that stockholder and Company interests are being fulfilled.

Submitted by:

Compensation Committee

Meldon K. Gafner (Chairman)
B. Garland Cupp
L.W. Gray
Tom C. Tinsley

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries during fiscal 2003, formerly officers of the Company, or had any relationship otherwise requiring disclosure under this item.

            EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has an employment agreement with Robert E. Beauchamp which provides that Mr. Beauchamp is entitled to an annual base salary of $600,000 and a target annual cash bonus of up to 200% of his base salary. The actual amount of any cash bonus is based on performance and is subject to the achievement of certain performance objectives discussed above; however, the Board will make the decision, in its sole discretion, as to whether such objectives were met or exceeded. This employment agreement provides that in the case of a termination of employment by the Company without cause, as defined in the agreement, or by Mr. Beauchamp for good reason, as defined in the agreement, Mr. Beauchamp would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount. This employment agreement also provides that in the event of a termination of employment within 12 months of a change of control of the Company, Mr. Beauchamp would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount. In such event, Mr. Beauchamp would vest fully in certain outstanding options and would continue to receive benefits for eighteen months. This employment agreement contains restrictions on competitive activities, disclosure of Company confidential information and solicitation of Company employees, and receipt of severance benefits is contingent upon execution of a release of claims.

     The Company also has employment agreements with each of Dan Barnea, Darroll Buytenhuys, Jeffrey S. Hawn and Robert H. Whilden, Jr. Under these employment agreements, which have a four-year initial term, Dan Barnea receives an annual base salary of $425,000; Darroll Buytenhuys receives an annual base salary of $425,000; Jeffrey S. Hawn receives an annual base salary of $425,000; and Robert
H. Whilden, Jr. receives an annual base salary of $340,000. In addition, each executive is entitled to a target annual cash bonus equal to a percentage of his or her annual base salary, as follows: Mr. Barnea - 125%; Mr. Buytenhuys - 150%; Mr. Hawn - 125%; and Mr. Whilden - 100%. The actual amount of any such cash bonus is based on performance. Each employment agreement provides that in the case of a termination of employment by the Company without cause, as defined in the agreement, or by the executive for good reason, as defined in the agreement, the executive would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount. Each employment agreement also provides that in the event of a termination of employment within 12 months of a change of control of the Company, the executive would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount. In such event, the executive would vest fully in certain outstanding options and would continue to receive benefits for eighteen months. Each employment agreement contains restrictions on competitive activities, disclosure of Company confidential information and solicitation of Company employees.

     In conjunction with the execution of his employment agreement effective July 24, 2000, Mr. Hawn received a loan from the Company in the principal amount of $2,000,000. The loan matures on July 24, 2003 with principal payments due to the Company in three equal, annual installments, and the loan bears interest at an annual rate of 6.37%. To the extent Mr. Hawn continues his employment with the Company in accordance with the terms of his employment agreement during the term of the loan, then the Company will forgive the annual principal and interest payment due and payable by Mr. Hawn for each year that Mr. Hawn provides such services. In the event Mr. Hawn breaches the employment agreement or terminates his employment with the Company prior to the maturity date of the loan, the unpaid principal balance of the loan, together with all accrued interest thereon, will be at once due and payable. The first two annual installments of this loan have been forgiven, and the Company expects to forgive the third and final installment on July 24, 2003.

     On January 8, 2001, Mr. Hawn received an additional loan from the Company in the principal amount of $850,000. The terms of this loan are the same as the loan described above, except for the maturity date which is January 8, 2004 and the rate of interest which is 5.90%. As of July 21, 2003, the Company has forgiven the first two installments of this loan. The Sarbanes Oxley Act of 2002 (the "Act") prohibits the Company from providing loans of a personal nature to executive officers. While the Company does not believe that the loans provided to Mr. Hawn would necessarily be prohibited by the Act, they are grandfathered under the Act in any event. The Company intends to fully comply with all provisions of the Act and regulations promulgated thereunder, including the prohibition on loans of a personal nature to executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Buytenhuys' son, Clint Buytenhuys, joined the Company at the same time as Mr. Buytenhuys in April 1999 when the Company acquired New Dimension Software, Ltd. and served as a sales representative until his employment with the Company ended in May 2002. During fiscal 2003, Clint Buytenhuys received payments from the Company totaling $458,689 which includes sales commissions of $331,870 and severance of $110,052, with the balance comprising salary and accrued vacation benefits. All of these payments were made by the Company in the ordinary course of business consistent with Company policies and past practices.

                           EQUITY COMPENSATION PLANS

     The following table summarizes share and exercise price information about the Company's equity compensation plans as of March 31, 2003.

                                                                                 NUMBER OF SHARES OF
                                                                                     COMMON STOCK
                                                                                 REMAINING AVAILABLE
                                                                                 FOR FUTURE ISSUANCE
                                                                                     UNDER EQUITY
                                    NUMBER OF SHARES OF                           COMPENSATION PLANS
                                     COMMON STOCK TO BE                          (EXCLUDING SHARES OF
                                    ISSUED UPON EXERCISE    WEIGHTED-AVERAGE         COMMON STOCK
                                       OF OUTSTANDING       EXERCISE PRICE OF    REFLECTED IN COLUMN
PLAN CATEGORY                             OPTIONS          OUTSTANDING OPTIONS           (A))
-------------                       --------------------   -------------------   --------------------
                                           (A)(1)                  (B)                   (C)
EQUITY COMPENSATION PLANS APPROVED
  BY SECURITY HOLDERS(2)..........       12,931,060             $25.8418              22,976,373(4)
EQUITY COMPENSATION PLANS NOT
  APPROVED BY SECURITY
  HOLDERS(3)......................       20,168,936             $18.7796               1,852,901
                                         ----------             --------              ----------
TOTAL.............................       33,099,996             $21.5386              24,829,274
                                         ==========             ========              ==========

---------------

(1) Various stock option plans (the "Assumed Plans") were assumed by the Company in connection with the Company's acquisitions by merger of BGS Systems, Inc. in 1998, Boole & Babbage, Inc. in 1999 and Evity, Inc. in 2000. No future options will be issued under the Assumed Plans. As of March 31, 2003, options to purchase an aggregate of 403,964 shares of Common Stock at a weighted-average exercise price of $20.4722 were outstanding under the Assumed Plans.

(2) Includes the Company's 1990 Stock and Incentive Plan, 1990 Nonemployee Director Stock Option Plan, 1994 Nonemployee Directors' Stock Option Plan, 1994 Employee Incentive Plan, 2002 Nonemployee Director Stock Option Plan and 2002 Employee Incentive Plan. No further awards may be granted under the 1990 Stock and Incentive Plan, the 1990 Nonemployee Director Stock Option Plan and the 1994 Nonemployee Directors' Stock Option Plan.

(3) The Company's 2000 Employee Stock Incentive Plan and 2000 Stock Option Plan have not been approved by the Company's stockholders. The material provisions of each of these plans are described below.

(4) Includes 3,082,873 shares of Common Stock available for issuance pursuant to the Company's 1996 Employee Stock Purchase Plan.

     The Company's 2000 Employee Stock Incentive Plan was adopted by the Board to enable the Company to recruit, retain and motivate its non-executive employees with equity-based incentives, primarily employee stock options. Employees and consultants of the Company are eligible to receive grants under the plan, and the plan is administered by the Compensation Committee of the Board. The Company has not granted any awards to its executive officers under this plan. An aggregate of 22,000,000 shares of Common Stock were reserved for awards under the plan. As of March 31, 2003, options to purchase 20,076,436 shares of Common Stock were outstanding under the plan and an aggregate of 1,852,901 shares of Common Stock remained available for awards under the plan. To date, no shares of restricted stock have been granted under the plan. Awards of stock options and restricted stock are available under the plan. The exercise price per share of Common Stock for options granted under the plan is determined by the Compensation Committee; provided, that the exercise price is not less than the fair market value of shares of Common Stock at the date the option is granted. The term of each stock option is specified by the Compensation Committee. To date, all stock options granted under the plan have a ten-year term from the date of grant. Under the plans, shares of Common Stock that are the subject of a restricted stock award are subject to restrictions on disposition by the holder and an obligation of the holder to forfeit and surrender the shares to the Company under certain circumstances. These conditions are determined by the Compensation Committee but may include: the attainment of one or more performance targets, the holder's continued employment with the Company for a specified period of time, the occurrence of a specified event or condition or a combination of any of the foregoing. In general, in the event of a change of control of the Company, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change of control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change of control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change of control event (merger, sale of assets or otherwise), if immediately prior to such change of control event the holder had been a common stock holder.

     The Company's 2000 Stock Option Plan was adopted by the Board in connection with the Company's acquisition by merger of Evity, Inc. Certain stockholders of Evity, including consultants of Evity, were granted options to purchase shares of Common Stock as additional consideration in connection with the acquisition. An aggregate of 600,000 shares of Common Stock were authorized under this plan, and options to purchase 400,000 shares of Common Stock were granted to former stockholders, employees and consultants of Evity at the closing of the merger on April 25, 2000. As of March 31, 2003, options to purchase 92,500 shares of Common Stock were outstanding under this plan. The Company does not have any current plans to issue any additional options under this plan. Only awards of stock options were available under the plan. The exercise price per share of common stock for options granted under the plan was equal to the fair market value of shares of Common Stock at the date such option was granted. All stock options granted under the plan have a ten-year term from the date of grant. In general, in the event of a change of control of the Company, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change of control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change of control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change of control event (merger, sale of assets or otherwise), if immediately prior to such change of control event the holder had been a stockholder.

                             EXECUTIVE COMPENSATION

     The following tables and notes thereto present information concerning the cash compensation, restricted stock grants, stock option grants and stock option exercises of the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, serving as executive officers at the end of fiscal 2003 (the "Named Executive Officers"). The Company's compensation policies are discussed above under the heading "Report of the Compensation Committee of the Board on Executive Compensation."

                              SUMMARY COMPENSATION

                                                                                                LONG-TERM COMPENSATION
                                                                                        ---------------------------------------
                                            ANNUAL COMPENSATION                                       SECURITIES
                                        ----------------------------    OTHER ANNUAL    RESTRICTED    UNDERLYING    ALL OTHER
                                        FISCAL   SALARY                 COMPENSATION    STOCK AWARD    OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION              YEAR      ($)     BONUS ($)        ($)             ($)          (#)           ($)
---------------------------             ------   -------   ---------    ------------    -----------   ----------   ------------
Robert E. Beauchamp...................   2003    600,000   1,100,050       188,920(2)           --      875,000        5,860(5)
  President and Chief                    2002    600,000   1,019,836            --              --           --        6,185
  Executive Officer                      2001    484,680     393,307            --       3,267,188    1,115,000        6,419
Dan Barnea............................   2003    425,000     649,335            --              --      260,000           --
  Senior Vice President of Research &    2002    425,000     601,985            --              --           --           --
  Development(1)                         2001    331,251     318,691            --         850,000      250,000           --
Darroll Buytenhuys....................   2003    399,996     733,366       252,869(3)           --      260,000        7,010(5)
  Senior Vice President of Worldwide     2002    399,996     679,890       299,638(3)           --           --       11,134
  Sales, Services & Marketing            2001    273,333     344,177       440,853(3)    1,742,400      250,000        1,823
Jeffrey S. Hawn.......................   2003    425,004     649,335     1,068,367(4)           --      260,000        9,500(6)
  Senior Vice President                  2002    425,004     601,985     1,127,550(4)           --           --        1,008
  of Operations(1)                       2001    257,036     348,242            --         900,000      450,000        1,044
Robert H. Whilden, Jr.................   2003    339,996     415,575            --              --      230,000       10,091(7)
  Senior Vice President, General         2002    339,996     385,272            --              --           --        9,503
  Counsel and Secretary                  2001    266,424     208,694            --              --      150,000        7,681

---------------

(1) Mr. Barnea and Mr. Hawn were appointed executive officers of the Company during fiscal 2001.

(2) Includes $146,686 which represents the incremental cost to the Company for the personal use by Mr. Beauchamp of the Company's fractional interest in corporate aircraft. Recognizing that Mr. Beauchamp's salary is below market, the Board permits him to use the Company's interest in corporate aircraft a limited number of times per year for personal use, in part, as an additional benefit.

(3) Includes $199,464, $139,044 and $393,665 for fiscal 2003, 2002 and 2001, respectively, for payment of foreign taxes and tax equalization for Mr. Buytenhuys during his time working outside the United States as an expatriate.

(4) Represents principal and interest forgiven during the respective fiscal year on the loans described above.

(5) Includes $4,000 of matching contributions under the Company's 401(k) plan with the remainder representing the Company's payments of insurance premiums for term life insurance for the Named Executive Officer.

(6) Includes $8,000 of matching contributions under the Company's 401(k) plan with the remainder representing the Company's payments of insurance premiums for term life insurance for the Named Executive Officer.

(7) Represents the Company's payments of insurance premiums for term life insurance for the Named Executive Officer.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table set forth certain information on option grants in fiscal 2003 to the Named Executive Officers.

                                          INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE
                        ------------------------------------------------------    AT ASSUMED ANNUAL RATES OF
                          NUMBER OF      PERCENT OF                              STOCK PRICE APPRECIATION FOR
                         SECURITIES     TOTAL OPTIONS                              OPTION TERM OF 10 YEARS
                         UNDERLYING      GRANTED TO     EXERCISE                             (2)
                           OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION   ----------------------------
                        GRANTED(#)(1)    FISCAL YEAR    ($/SHARE)      DATE         5%($)          10%($)
                        -------------   -------------   ---------   ----------   ------------   -------------
Robert E. Beauchamp...     875,000          17.83        16.595      05/09/12     9,130,569      23,141,520
Dan Barnea............     260,000           5.29        16.595      05/09/12     2,713,083       6,876,337
Darroll Buytenhuys....     260,000           5.29        16.595      05/09/12     2,713,083       6,876,337
Jeffrey S. Hawn.......     260,000           5.29        16.595      05/09/12     2,713,083       6,876,337
Robert H. Whilden,
  Jr..................     230,000           4.86        16.595      05/09/12     2,400,035       6,082,914

---------------

(1) All options listed were granted pursuant to the 1994 Employee Incentive Plan. The option exercise price is the market price when granted; the options have a term of 10 years and vest in 25% annual increments on the first through fourth anniversaries of the grant date.

(2) Potential realizable values are based on the assumed annual growth rates for each of the grants shown over their 10-year option term. Such increases in values are based on speculative assumptions and should not inflate expectations of the future market value of the Company's Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 2003 by the Named Executive Officers and the value of such officers' unexercised options at March 31, 2003 using the closing market price of $15.09.

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS AT              IN-THE-MONEY OPTIONS AT
                           SHARES                        FISCAL YEAR-END(#)            FISCAL YEAR-END($)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                         EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                         -----------   -----------   -----------   -------------   -----------   -------------
Robert E. Beauchamp....    24,000        228,240      1,222,528      1,477,500          0              0
Dan Barnea.............        --             --        278,333        431,667          0              0
Darroll Buytenhuys.....        --             --        239,333        405,667          0              0
Jeffrey S. Hawn........        --             --        258,333        451,667          0              0
Robert H. Whilden,
  Jr...................        --             --        166,666        313,334          0              0

                   REPORT OF THE AUDIT COMMITTEE OF THE BOARD

     The Audit Committee of the Board of Directors is composed of four independent directors as defined by the listing standards of the NYSE. In addition, the Board has determined that each member of the Audit Committee is an "audit committee financial expert" as defined by the rules of the SEC. The Audit Committee operates under a written charter adopted and approved by the Board.

     The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) the quality and integrity of the Company's financial statements and the process that produces them, (ii) the Company's compliance with legal and regulatory requirements, (iii) the quality and integrity of the Company's risk management process and (iv) the qualifications and independence of the independent auditors. The Audit Committee also oversees the performance of the Company's internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent auditors. The

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditor. The Audit Committee provides advice, counsel and direction to management and the auditors on the basis of information it receives, discussions with management and the auditors and the experience of the Audit Committee's members in business, financial and accounting matters.

     The Audit Committee has met and reviewed and discussed the Company's audited financial statements as of and for the year ended March 31, 2003 with the Company's management, which has the primary responsibility for the Company's financial statements, as well as the Company's independent auditors, Ernst & Young LLP, who are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon.

     The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communicating with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with Ernst & Young LLP their independence. The Audit Committee also considered whether Ernst & Young LLP's non-audit services to the Company were compatible with their independence and concluded their independence was not compromised by the provision of such services.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2003, for filing with the SEC.

Submitted by:

Audit Committee

George F. Raymond (Chairman)
Jon E. Barfield
John W. Barter
Kathleen A. O'Neil

                               PERFORMANCE GRAPH

     The following indexed graph indicates the yearly change in cumulative total stockholder return for the Company's Common Stock for the five-year period ended March 31, 2003, as compared with the Standard & Poor's 500 Composite Index and the Standard & Poor's Systems Software Index. This graph assumes a $100 investment at the beginning of such period and the reinvestment of all dividends.

                              [PERFORMANCE GRAPH]

MEASUREMENT PERIOD                                             BMC                         S&P
(FISCAL YEAR COVERED)                                     SOFTWARE, INC.   S&P 500   SYSTEMS SOFTWARE
---------------------                                     --------------   -------   ----------------
1998....................................................      100.00        100.00        100.00
1999....................................................       88.45        166.98        161.02
2000....................................................      117.83        257.93        247.70
2001....................................................       51.31        121.84        114.38
2002....................................................       46.42        125.80        119.72
2003....................................................       36.01         98.94         90.61

                             STOCKHOLDER PROPOSALS

     Proposals received from the stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2004 Annual Meeting of Stockholders if they are received by the Company on or before March 23, 2004. Any stockholder proposal should be directed to the attention of the Secretary of the Company, at the address indicated on page 4 of this proxy statement. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c), such proposal must be received by the Company on or prior to June 6, 2004. The Company will have discretionary authority with respect to stockholder proposals submitted for consideration at the 2004 Annual Meeting of Stockholders that are not "timely" within the meaning of Rule 14a-4(c).

                           ANNUAL REPORT ON FORM 10-K

     The Company has furnished a copy of the Company's Annual Report, as filed with the SEC, including the financial statements and the financial statement schedule thereto to each person whose proxy is being solicited. The Company's Annual Report and exhibits thereto may be viewed on the Internet at http://www.bmc.com/investors or at http://www.sec.gov. The Company will furnish to any such person any exhibit described in the list accompanying the Annual Report. Requests for copies of such report and/or exhibit(s) should be directed to Mr. Robert H. Whilden, Jr., 2101 CityWest Blvd., Houston, Texas 77042.

                               OTHER INFORMATION

     Transfer Agent. Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates to: EquiServe Trust Company, N.A., P.O. Box 43023, Providence, RI 02940-3023. The Company's transfer agent may also be reached via the Internet at http://www.equiserve.com, by telephone at (800) 730-6001 or by facsimile at (781) 828-8813.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of officers, directors and regular employees of the Company may, if necessary to ensure the presence of a quorum and at no additional expense to the Company, solicit proxies in person or by telephone. The Company also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

     The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

By Order of the Board of Directors

/s/ ROBERT H. WHILDEN, JR.
Robert H. Whilden, Jr.
Secretary

Houston, Texas
July 21, 2003

                                                                         ANNEX A

                               BMC SOFTWARE, INC.
                            AUDIT COMMITTEE CHARTER
                                   APRIL 2003

PURPOSE

     The Audit Committee of BMC Software, Inc. is appointed by the Board of Directors to assist it in fulfilling its responsibility to oversee (i) the quality and integrity of the Company's financial statements and the process that produces them, (ii) the Company's compliance with legal and regulatory requirements, (iii) the quality and integrity of the Company's risk management processes and (iv) the qualifications and independence of the independent auditors. The Audit Committee also oversees the performance of the Company's internal audit function and the independent auditors.

MEMBERSHIP

     The Audit Committee will consist of three to five members of the Board. Every member of the Audit Committee must meet the independence and experience requirements of the New York Stock Exchange, any other regulatory requirements applicable to the Company and any additional independence requirements set forth in the Company's Corporate Governance Guidelines. All members of the Audit Committee must be financially literate, and at least one member of the Audit Committee must be an "audit committee financial expert," as defined by the regulations of the Securities and Exchange Commission. The members of the Audit Committee may be replaced by the Board at any time.

AUTHORITY AND RESPONSIBILITIES

     1. The Audit Committee has sole responsibility for the retention and termination of the independent auditors. In this regard, the Audit Committee ensures that the Company's management and its independent auditors are aware that the independent auditors are ultimately accountable to the Audit Committee. The Audit Committee pre-approves the payment of all audit and non-audit fees to the Company's independent auditors or, in lieu thereof, adopts a pre-approval policy for the payment of fees for non-audit services. The Audit Committee approves, in advance, the hiring of any employees of any independent auditors who were engaged on the Company's account within the previous three (3) years. The Audit Committee serves as the focal point for communications between the Board, the independent auditors, the internal auditors and management of the Company.

     2. The Audit Committee reviews and approves the annual audit scope of the independent auditors and the internal auditors. The independent auditors are required to conduct a formal review of the quarterly financial statements prior to filing each Form 10Q and to review their findings and conclusions with the Audit Committee.

     3. The Audit Committee reviews the independence of the independent auditors by reviewing and evaluating written statements from the independent auditors describing all relationships with the Company and comparable statements from management. The Audit Committee reviews the experience and qualifications of the senior members of the independent auditors' team and the quality control procedures of the independent auditors.

     4. The Audit Committee discusses with the independent auditors the results of its audit from the preceding year, including:

          a. A review of the audited financial statements and the memorandum containing recommendations for improving accounting procedures and internal controls and any disagreements with management.

          b. The adequacy of the organization's internal control structure.

          c. Management's cooperation with the independent auditors.

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          d. The adequacy and quality of the organization's accounting principles and policies when compared to its industry in general.

          e. A determination that the organization's financial statements will constitute full disclosure and an easily comprehendible and meaningful report to the Company's shareholders and creditors.

          f. A review of the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on the Company's financial statements.

     5. The Audit Committee discusses items 4.b. and 4.d. above, as well as all significant findings, with the Company's internal auditors.

     6. The Audit Committee discusses quarterly with the Company's Director of Internal Audit the issues and observations of the Company's internal quality control procedures, the Internal Audit projects, and audit plan and periodically reviews the same to ensure they have been addressed and resolved.

     7. The Audit Committee reviews with management the "Management's Discussion and Analysis" section of the Company's annual report to shareholders and discusses earnings press releases, as well as financial information and earnings guidance provided to the financial community.

     8. The Audit Committee discusses with management and the independent and internal auditors, as appropriate, the Company's risk assessment and risk management policies, including the Company's major risk exposures and steps to be taken by management to monitor and mitigate such exposures.

     9. The Audit Committee reviews quarterly with management, the internal auditors and the independent auditors all significant issues concerning litigation, contingencies, claims, or assessments and all material transactions and accounting issues and transactions that require disclosure in the Company's financial statements. The review includes a discussion of recent FASB or other regulatory agency pronouncements that may have a material impact on the Company.

     10. The Audit Committee monitors instances where management seeks second opinions on significant accounting matters.

     11. The Audit Committee reviews management's evaluation of the adequacy of the Company's internal control structure and the extent to which major recommendations made by the independent and internal auditors have been implemented.

     12. The Audit Committee reviews the audit results of governmental and regulatory agencies and independent accountants engaged for specific purposes. The Audit Committee reviews with management and the internal auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

     13. The Audit Committee establishes procedures to receive and address complaints, both direct and anonymous, regarding accounting, internal control, or auditing issues and to protect from retaliation those individuals providing such information in good faith.

     14. The Audit Committee directs and supervises an investigation into any matter as deemed necessary to discharge its duties and responsibilities. In connection with any such investigation, the Audit Committee has access to all books, records, facilities and personnel of the Company and the authority to employ outside counsel, auditors or other experts at Company expense for such purpose.

     15. The Audit Committee is responsible for preparing a report for inclusion in the Company's annual proxy statement.

     16. The Audit Committee has the authority to retain and terminate advisors to assist in discharging its duties including the authority to approve such advisors' fees and retention terms.

     17. The Audit Committee provides a report of its meetings and activities to the full Board on a regular basis.

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ORGANIZATION

     1. The Audit Committee meets on a regularly scheduled basis, at least quarterly and more frequently as necessary, to fulfill its responsibilities. The Audit Committee meets during the external audit planning phase to review the scope and details of the audit and approve the audit fee. A second meeting is held at the conclusion of the external audit to review the audit opinion, the recommendations of the independent auditors, and any situation involving irregularities or weaknesses in internal control structure. Management, internal audit, and other corporate compliance persons meet with the Committee as needed, but at least annually.

     2. A quorum of the Audit Committee consists of a majority of its members. All actions of the Audit Committee must be approved by a majority vote of the members present, unless there are only two members present, in which case such actions require a unanimous vote.

     3. Voting may be conducted verbally and the results, together with all other business conducted at each meeting, will be recorded in the minutes of the meeting.

     4. In conjunction with the Corporate Governance Committee and its evaluation process, the Audit Committee annually reviews its own performance and the adequacy of this charter.

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                              (BMC SOFTWARE LOGO)